Exhibit 99.1

FOR IMMEDIATE RELEASE

VillageMD Acquires Summit Health-CityMD, Creating One of the

Largest Independent Provider Groups in the U.S.

With Investments from WBA and Evernorth, the Combined Company Will Deliver a Unique and

Comprehensive Patient Experience for Optimal Individual and Community Outcomes

CHICAGO; CLIFTON, N.J.; DEERFIELD, Ill. and BLOOMFIELD, Conn. – Nov. 7, 2022 – VillageMD announced today it has entered a definitive agreement to acquire Summit Health-CityMD, a leading provider of primary, specialty and urgent care. The transaction is valued at approximately $8.9 billion with investments from Walgreens Boots Alliance, Inc. (Nasdaq: WBA) and Evernorth, a subsidiary of Cigna Corporation (NYSE:CI).

Together, VillageMD and Summit Health-CityMD will create a multi-payor platform to deliver quality, affordable care for all patients. The combined company leverages VillageMD’s deep expertise in value-based care to support and accelerate the transition to more risk-based care and Summit Health-CityMD’s longstanding and deep expertise delivering multispecialty, connected care. It also enhances WBA’s robust portfolio of leading, integrated healthcare offerings across the care continuum.

Summit Health-CityMD has a strong footprint in the northeast United States and Oregon. Together, VillageMD and Summit Health will have more than 680 provider locations in 26 markets.

“This is an epic milestone in our journey to transform healthcare in the United States. Summit Health-CityMD has been a leader in delivering coordinated, multi-specialty care for decades. We are honored to work side-by-side with their 13,000 strong workforce who are passionately committed to delivering the best outcomes for millions of patients,” said Tim Barry, CEO and Chair of VillageMD. “Both organizations share a deep commitment to keeping our patients and clinicians at the forefront of what we do to best serve them.”

“Summit Health-CityMD and VillageMD are patient-centered and physician-led companies that have complementary offerings and a shared core belief that taking excellent care of the patient will remain the cornerstone of our success,” said Jeff Alter, CEO of Summit Health-CityMD. “Adding our expertise and geographic coverage to VillageMD’s proven value-based primary care approach will enhance the lives of so many patients and physicians across the country, helping to lower healthcare costs and improve the health of our communities. We are incredibly excited about the potential of these combined companies. I would also like to thank Warburg Pincus for their support and partnership, resulting in this exciting new chapter for our company.”

“Summit Health-CityMD joining VillageMD is transformational for our U.S. Healthcare segment and reinforces our intent to create greater access to quality healthcare across the care continuum,” said Roz Brewer, CEO, WBA. “This transaction accelerates growth opportunities through a strong market footprint and wide network of providers and patients across primary, specialty and urgent care.”

Acceleration of Walgreens Boots Alliance’s U.S. Healthcare Segment

WBA will invest $3.5 billion through an even mix of debt and equity to support the acquisition of Summit Health-CityMD, which drives meaningful synergies and accelerates WBA’s path to profitability for its U.S. Healthcare segment. WBA will remain the largest and consolidating shareholder of VillageMD with approximately 53 percent ownership. The company expects to maintain an investment grade rating.

As a result of the transaction, WBA is raising its U.S. Healthcare fiscal year 2025 sales goal to $14.5 billion to $16.0 billion, from $11.0 billion to $12.0 billion previously. WBA’s U.S. Healthcare segment is now expected to achieve positive adjusted EBITDA by the end of fiscal year 2023. Assuming a Jan. 1, 2023 closing date, WBA is raising the U.S. Healthcare adjusted EBITDA target for fiscal year 2023 to $(50) million to $25 million, from $(240) million to $(220) million previously.

The transaction will be slightly accretive to WBA adjusted EPS in fiscal year 2023, and accretive by $0.07 to $0.11 in fiscal year 2024 and increasing thereafter.

For further details, refer to WBA’s 8-K filing.

Strategic Collaboration with Evernorth

Evernorth, Cigna Corporation’s health services organization that creates and connects benefits, pharmacy and care solutions, is now also a minority owner in VillageMD. The collaboration is part of Evernorth’s commitment to accelerating value-based services that deepen relationships with high-performing primary care physicians and specialists to improve outcomes and lower costs.

“Our collaboration with VillageMD accelerates our efforts to improve the way care is accessed and delivered,” said Eric Palmer, CEO of Evernorth. “Harnessing the breadth of Evernorth’s health services capabilities and connecting them with physicians who provide care in a value-based model like VillageMD, helps more people to get the right care at the right time – driving better health and value.”

The transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. It is expected to close in the first quarter of calendar 2023.

About VillageMD

VillageMD is committed to offering high-quality, accessible primary care options for communities across the country through Village Medical. VillageMD partners with physicians to provide the tools, technology, operations, staffing support and industry relationships to deliver high-quality clinical care and better patient outcomes, while reducing the total cost of care. The Village Medical brand provides value-based primary care for patients at traditional free-standing practices, Village Medical at Walgreens practices, at home and via virtual visits. VillageMD and Village Medical have grown to 22 markets and are responsible for more than 1.6 million patients. To learn more, please visit www.villageMD.com.

About Summit Health-CityMD

Summit Health-CityMD helps patients with all of their primary and specialty care needs. Whether it’s getting annual checkups, raising a family, or prioritizing healthy aging, Summit Health works as a team to deliver care that helps patients make the right choices and stay a step ahead of any issues. Exceptional doctors are committed to providing the best care and supporting patients over a lifetime. And if patients ever need urgent care, they can walk right in to CityMD, whose providers are part of the connected care team. Together, Summit Health and CityMD have more than 2,800 providers across more than 370 locations in New York, New Jersey, Connecticut, Pennsylvania, and Central Oregon. To learn more, visit summithealth.com.

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 13,000 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and wellbeing for all as part of its purpose – to create more joyful lives through better health. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs more than 325,000 people and has a presence in nine countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company, Benavides in Mexico and Ahumada in Chile. Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to operating sustainably: the company is an index component of the Dow Jones Sustainability Indices (DJSI) and was named to the 100 Best Corporate Citizens 2022.

More company information is available at www.walgreensbootsalliance.com.

About Cigna

Cigna Corporation (NYSE: CI) is a global health services company dedicated to improving the health, well-being and peace of mind of those we serve. Cigna delivers choice, predictability, affordability and access to quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Evernorth companies or their affiliates, and Express Scripts companies or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products.

Cigna’s global footprint spans approximately 30 countries and jurisdictions, and has over 190 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

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Media Contact:

Molly Lynch

773-505-9719

mlynch@villagemd.com

Kelli Teno

224-237-4526

kelli.teno@wba.com

Joy Lee-Calio

908-977-9502

jleecalio@summithealth.com

Justine Sessions

860-810-6523

Justine.Sessions@cigna.com